Exhibit 10.1

EXECUTION VERSION

RETIREMENT AND RELEASE AGREEMENT

THIS RETIREMENT AND RELEASE AGREEMENT (this “Release”) is made by and among SCOTT A. KINGSLEY (“Employee”), COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA,” and together with CBSI, the “Company”), dated as of March 13, 2020 (the “Signing Date”).

WHEREAS, the Company and Employee have mutually agreed that Employee’s employment with the Company will end effective as of the close of business on June 30, 2020 (the “Effective Time”);

WHEREAS, in connection with the termination of Employee’s employment, the Company, in exchange for Employee’s promises and covenants in this Release and subject to Employee’s execution, delivery, and non-revocation of this Release and the Confirmation (as defined below), desires to provide Employee with certain rights and benefits as set forth in this Release; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement, by and between the Company and Employee, dated December 31, 2019 (as amended or supplemented from time to time, the “Agreement”).

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Termination of Employment; Consideration.

1.1.            Employee’s employment with the Company and its affiliates shall terminate as of the Effective Time. Employee hereby resigns as an officer of the Company and an officer and director of each of its subsidiaries and affiliates, and from any other positions he holds with the Company and its subsidiaries and affiliates (including, without limitation, as a trustee and committee member with respect to the Company’s 401(k) plan or other employee benefit plans), effective as of the Effective Time. From the Signing Date through the Effective Time, Employee will continue to be eligible to receive the Base Salary and to participate in the benefit plans described in Section 4 of the Agreement. However, except as otherwise expressly provided in Section 1.2 of this Release, Employee shall not be eligible to receive any incentive compensation under the Company’s Management Incentive Plan or any other applicable annual bonus or short-term incentive plan, or to receive any further equity or equity-based awards (whether under the Company’s 2014 Long-Term Incentive Plan or otherwise).

1.2.            Notwithstanding anything to the contrary in the Agreement, and subject to (x) Employee’s timely execution and delivery (that is, within twenty-one (21) days following the Signing Date) and non-revocation of this Release, (y) Employee’s timely execution and delivery of the Confirmation and Release (“Confirmation”) attached hereto as Exhibit A, as described in Section 1.5 of this Release, and (z) continued compliance with his promises and covenants hereunder, the Company shall provide Employee with the following payments and benefits (collectively, the “Separation Benefits”):

(i)	Severance in an aggregate amount of $1,662,938 (the “Severance Amount”), payable in two equal installments. The first installment shall be paid on the Company’s first regular payroll date in January 2021, and the second installment shall be paid on the Company’s first regular payroll date in January 2022.

(ii)	Employee’s outstanding shares of CBSI restricted stock and unvested stock options (calculated as of the Effective Time) are listed on Appendix 1 hereto. The number of shares of CBSI restricted stock and unvested stock options set forth under the column “To Vest” on such Appendix 1 shall vest and remain outstanding and be eligible to be exercised for the remaining period of their 10-year term. The number of shares of CBSI restricted stock and unvested stock options set forth under the column “To Be Forfeited” shall be immediately forfeited for no consideration.

(iii)	The Company shall transfer to Employee all rights, title, and ownership in the Company-owned automobile that is currently assigned to Employee for his use.

(iv)	Solely for purposes of that certain Supplemental Retirement Plan Agreement, by and between Employee and the Company, dated as of September 29, 2009 (as amended or supplemented from time to time, the “SERP”), Employee shall be deemed to have completed sixteen (16) “years of service with Employer,” as defined in the SERP. For the avoidance of doubt, no portion of the Severance Amount (or any other payment or benefit described in this Section 1.2) shall be taken into account for purposes of calculating any payments or benefits under the SERP (whether by being included as part of the calculation of “final average compensation” thereunder or otherwise).

1.3.            Regardless of whether Employee executes or revokes this Release or the Confirmation, the Company will pay Employee all accrued and unpaid (i) Base Salary, and (ii) reimbursable business expenses, subject to and in accordance with the Company’s applicable policies and procedures (including, without limitation, submission of receipts), in each case of (i) and (ii) through the date of his cessation of employment with the Company as soon as administratively feasible following the Effective Time. In addition, regardless of whether Employee executes or revokes this Release or the Confirmation, nothing in this Release or the Confirmation shall be deemed to waive Employee’s right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (collectively, “COBRA”), and the Company shall provide Employee with all applicable COBRA notices in accordance with its typical procedures for departing employees.

1.4.            Employee acknowledges that: (i) the payments, rights, and benefits set forth in Sections 1.2 and 1.3 constitute full settlement of all his rights under the Agreement upon his termination of employment, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution (and non-revocation) of this Release and the Confirmation, the benefits and payments specified in Section 1.2 above would not be provided to him.

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1.5.            As an express condition to the receipt of the Separation Benefits, Employee must execute and deliver to the Company, either on or within twenty-one (21) days following the Effective Time, the Confirmation, and must not revoke the Confirmation within the time period specified therein. Employee expressly acknowledges and agrees that, if Employee fails to so timely execute and deliver the Confirmation, or timely revokes the Confirmation in accordance with its terms, Employee shall forfeit all rights to the Separation Benefits.

2.	Employee’s Release.

2.1.            Employee hereby fully and forever releases and discharges the Company, its parents and subsidiaries and each of their respective predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employee benefit plans and their administrators and fiduciaries, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, causes of action, damages, and liabilities, of whatever kind or nature, direct or indirect, in law, equity, or otherwise (collectively, “Claims”), whether known or unknown, arising through the date of this Release out of, or in any way related to, Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state, or local statute, ordinance, or regulation regarding discrimination in employment, and any claims, demands, or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.            Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other Claim against any Released Person arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any Claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.            The foregoing will not be deemed to release the Company from (a) claims solely to enforce the terms of this Release (including claims under Section 1.2), (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for defense and indemnification under the Company’s By-Laws or policies of insurance.

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3.    Restrictive Covenants. Employee acknowledges that his covenants contained in Section 8 of the Agreement will survive the termination of his employment in accordance with their terms, and for this purpose, such termination of employment will be treated as a resignation without “good reason” (as defined in the Agreement). Employee affirms that those covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions. Employee expressly and specifically acknowledges that he will fully comply with Section 12 of the Agreement, which requires Employee to promptly return to the Company as of the Effective Time all documents and other property in his possession belonging to the Company.

4.    Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company shall instruct the members of the CBSI Board of Directors and the Company’s executive officers to not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any truthful, legally required disclosure or action be deemed to violate this Section, regardless of the content of such disclosure or the nature of such action.

5.    Disclosures. Employee and the Company agree that nothing in this Release, the Confirmation or the Agreement prevents or prohibits Employee from (i) making any truthful disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Release, the Confirmation or the Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency, or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

6.    Cooperation. Employee further agrees that he will cooperate fully with the Company and its counsel with respect to any litigation, investigations, or governmental proceedings in which Employee was in any way involved during his employment with the Company and any transition matters in which the Company believes that Employee’s cooperation would be helpful. Employee will render such cooperation in a timely manner on reasonable notice from the Company. Employee and the Company acknowledge and agree that any services to be provided under this Agreement, including during Employee’s continued employment through June 30, 2020, may be provided outside of the physical premises of the Company (i.e., on a remote basis) at the request of either Employee or the Company.

7.    Notice. Any notice or communication required or permitted under this Release or the Confirmation shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

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If to Employee: to the address in the Company’s personnel files.

If to Company:	Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York 13214
Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8.    Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in their entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release (and the Confirmation) before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null, and void. Employee may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 7 herein. For the avoidance of doubt, if Employee fails to execute and deliver this Release to the Company within twenty-one (21) days following the Signing Date, or timely revokes it in accordance with this Section 8, the Company’s obligation to provide the Separation Benefits shall immediately terminate.

9.    Challenge. If Employee violates or challenges the enforceability of this Release or the Confirmation (other than for purposes of bringing a claim not released as provided in Section 2.3), no further Separation Benefits will be due to Employee.

10.	Miscellaneous.

10.1.            No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state, or local statute, ordinance, or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

10.2.            Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision, and this Release will be reformed, construed, and enforced as though the invalid, illegal, or unenforceable provision had never been herein contained.

10.3.            Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements, and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

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10.4.            Withholding. The Company shall be entitled to deduct and withhold from all payments and benefits under this Release (including, without limitation, the Separation Benefits) all applicable federal, state, local, and non-U.S. taxes, and all other appropriate or required deductions.

10.5.            Section 409A. Section 14 of the Agreement is incorporated by reference, mutatis mutandis, as though fully set forth herein.

10.6.            Employee’s Estate. In the event of Employee’s death, all payments hereunder shall be paid in accordance with this Release to Employee’s estate.

10.7.            Governing Law; Jurisdiction and Venue. This Release was executed and delivered in New York an shall be construed and governed in accordance with the laws of the State of New York (without giving effect to any choice or conflict of law provisions or rules thereof). The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Release shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

10.8.            Counterparts and Facsimiles. This Release may be executed, including execution by facsimile, portable document format (.pdf), or other electronic signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, each of CBNA and CBSI have caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case as of March 13, 2020, respectively.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski
Name:	Mark E. Tryniski
Title:	President and Chief Executive Officer

COMMUNITY BANK, N.A.

By:	George J. Getman
Name:	George J. Getman
Title:	EVP & General Counsel

SCOTT A. KINGSLEY

/s/ Scott Kingsley

[Signature Page to CBU Retirement and Release Agreement]

EXHIBIT A

CONFIRMATION AND RELEASE

Reference is made to that certain Retirement and Release Agreement (the “Release”), by and among Community Bank System, Inc., a Delaware corporation and registered bank holding company (“CBSI”), Community Bank, N.A., a national banking association (“CBNA,” and together with CBSI, the “Company”), and Scott A. Kingsley, dated as of March 13, 2020. Capitalized terms used but not defined in this Confirmation and Release (the “Confirmation”) shall have the meanings given to them in the Release.

By my signature below, I, Scott A. Kingsley, hereby acknowledge, agree to, and confirm each of the following:

1.	My employment with the Company and its affiliates ended on June 30, 2020 (the “Effective Time”).

2.	As an express condition to my receipt of the Separation Benefits set forth in the Release, I must timely execute and deliver to the Company, and not revoke, a copy of this Confirmation.

3.	By executing this Confirmation, I hereby fully and forever release and discharge each Released Person from any and all Claims, whether known or unknown, arising through the date of this Confirmation out of, or in any way related to, my employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state, or local statute, ordinance, or regulation regarding discrimination in employment, and any claims, demands, or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

4.	I expressly represent that I have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that I have not assigned any Claim against a Released Person. I further promise not to initiate a lawsuit or to bring any other Claim against any Released Person arising out of or in any way related to my employment by the Company or the termination of that employment. This Confirmation will not prevent me from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any Claims by me for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

5.	My release of Claims in this Confirmation will not be deemed to release the Company from (a) claims solely to enforce the terms of the Release (including claims under Section 1.2 thereof), (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for defense and indemnification under the Company’s By-Laws or policies of insurance.

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6.	I further acknowledge and confirm that, from the Signing Date set forth in the Release until the date I execute this Confirmation, I have continued to be in compliance with my covenants under Sections 4, and 6 of the Release, and that my continued compliance with all terms of the Release is an express condition to my receipt of the Separation Benefits. I expressly and specifically acknowledge that I have fully complied with Section 12 of the Agreement, which requires me to promptly return to the Company as of the Effective Time all documents and other property in my possession belonging to the Company.

7.	Rescission Right. I expressly acknowledge and recite that (a) I have read and understand the terms of this Confirmation in their entirety, (b) I have entered into this Confirmation knowingly and voluntarily, without any duress or coercion; (c) I have been advised orally and was advised in writing by the Company in the Release to consult with an attorney with respect to this Confirmation before signing it; (d) I was provided twenty-one (21) calendar days after receipt of this Confirmation to consider its terms before signing it; and (e) I have seven (7) calendar days from the date of signing to terminate and revoke this Confirmation, in which case this Confirmation shall be unenforceable, null, and void. I may revoke this Confirmation during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 7 of the Release. For the avoidance of doubt, if I fail to execute and deliver this Confirmation to the Company within twenty-one (21) days following the Effective Time, or timely revoke it in accordance with this Section 7, the Company’s obligation to provide the Separation Benefits shall immediately terminate.

8.	Sections 9 and 10 of the Release are incorporated by reference, mutatis mutandis, as though fully set forth in this Confirmation.

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This Confirmation and Release has been executed by the undersigned on the date set forth below.

SCOTT A. KINGSLEY	DATE (to be on or within 21 days following June 30, 2020)

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APPENDIX 1

OUTSTANDING EQUITY AWARDS AND TREATMENT UPON TERMINATION1

Grant Date	Type	Exercise Price (if applicable)	Total Number Unvested as of Effective Time		To Vest	To Be Forfeited
March 16, 2016	Option	$38.02	2,692		2,692	—
March 15, 2017	Option	$57.12	3,142		2,717	425
March 20, 2018	Option	$55.92	5,559		5,559	—
March 20, 2019	Option	$59.41	10,542		—	10,542
March 16, 2016	Restricted Stock	—	556		556	—
March 15, 2017	Restricted Stock	—	701		680	21
March 20, 2018	Restricted Stock	—	1,329		1,329	—
March 20, 2019	Restricted Stock	—	2,544		—	2,544
March 20, 2019	Performance Stock	—	12,720	[2]	3,180	9,540

1 For the avoidance of doubt, no options, restricted stock, performance stock, or other equity awards shall vest except as expressly set forth in this Appendix 1 (subject to the terms of the Release), notwithstanding the fact that additional vesting may have otherwise been provided under the terms of the Company’s equity plan or an applicable award agreement (whether pursuant to a retirement in “good standing” provision or otherwise).

2 Performance stock is shown at the “maximum” level of achievement.

Appendix 1